AMC NETWORKS INC. REPORTS SECOND QUARTER 2020 RESULTS

New York, NY – August 4, 2020 : AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2020.

President and Chief Executive Officer Josh Sapan said: “Amidst a continuing challenged and uncertain environment, AMC Networks delivered solid results in the 2nd quarter exceeding our financial expectations for the quarter and expectations on several key metrics, including advertising. We continue to maintain a strong financial profile, with a solid balance sheet and liquidity, and we continue to generate healthy levels of free cash flow. We remain focused on our strategic priorities and are making progress on our major initiatives – which include creating great content and monetizing that content across an expanding array of platforms. Last week, AMC Networks was recognized with 18 Emmy nominations, including two out of the eight nominations for Outstanding Drama, for our original series Better Call Saul and Killing Eve, demonstrating our continued ability to stand out in a crowded landscape with compelling character-driven stories that drive the cultural conversation. In addition, we have made particular progress during this COVID period with strong growth across our targeted SVOD services - Acorn TV, Shudder, Sundance Now and UMC – as consumers increasingly subscribe to both our targeted offerings in addition to general entertainment SVOD services.”

Second Quarter Financial Highlights:
•Net revenues of $646 million
•Operating income of $49 million; Adjusted Operating Income1 of $225 million
•Diluted EPS of $0.28; Adjusted EPS1 of $2.39
•Cash Provided by Operating Activities of $227 million and Free Cash Flow1 of $210 million for the three months ended June 30, 2020

Operational Highlights:
•The Company continued to make significant progress on its digital initiatives:
◦Targeted streaming services Acorn TV, Shudder, Sundance Now and UMC delivered impressive year-over-year growth in revenues and subscribers
◦The Company launches new subscription video on demand (SVOD) bundles AMC+ and WE tv+
◦The Company acquires the streaming rights to Mad Men, widely recognized as one of the most acclaimed shows in the history of TV
•The Company continued to make significant progress on its advanced advertising initiatives:
◦The Company joined leading advanced advertising consortiums OpenAP and Xandr
◦The Company joined the OnAddressability initiative with several of its major distribution partners to further advance its addressability capabilities
◦The Company furthered its AVOD strategy with launches on Pluto TV and Dish’s Sling Free services
•The Company received 18 Emmy Nominations across its portfolio of brands, including 8 nominations for AMC’s Better Call Saul and 8 nominations for BBC America’s Killing Eve, reflecting its continued content creation success

Consolidated Results

Second quarter net revenues decreased 16.3%, or $126 million, to $646 million over the second quarter of 2019. The decrease in net revenues reflected a decrease of 18.0% at National Networks and a decrease of 10.3% at International and Other. Operating income was $49 million, a decrease of 71.3%, or $121 million, versus the prior year period. The operating income decrease reflected a decrease of 12.4% at National Networks and an increase of $112 million in operating loss at International and Other. The increase in operating loss at International and Other was primarily related to $130 million in impairment charges incurred in the second quarter related to AMC Networks International. See the “Other Matters” section of the release for further details regarding the impairment charges. Adjusted Operating Income1 was $225 million, a decrease of 2.7%, or $6 million, versus the prior year period. The decrease in adjusted operating income reflected a decrease of 11.2% at National Networks partially offset by an increase of $3 million at International and Other and an increase of $17 million in Inter-segment Eliminations versus the prior year period.

For the six months ended June 30, 2020, net revenues decreased 11.3%, or $176 million, to $1.381 billion, operating income decreased 46.6%, or $193 million, to $222 million, and adjusted operating income decreased 14.7%, or $77 million, to $448 million.

Second quarter net income was $15 million ($0.28 per diluted share), compared with $129 million ($2.25 per diluted share) in the prior year period. EPS primarily reflected an increase in impairment charges as well as an increase in income tax expense partially offset by a decrease in restructuring and other related charges as well as an increase in miscellaneous, net. Second quarter Adjusted EPS1 was $126 million ($2.39 per diluted share), compared with $149 million ($2.60 per diluted share) in the prior year period. The decrease in adjusted EPS was primarily related to an increase in income tax expense partially offset by an increase in miscellaneous, net.

Net income for the six months ended June 30, 2020 was $84 million ($1.54 per diluted share), compared with $272 million ($4.73 per diluted share) in the prior year period. Adjusted EPS for the six months ended June 30, 2020 was $209 million ($3.83 per diluted share), compared with $301 million ($5.24 per diluted share) in the prior year period.

For the six months ended June 30, 2020, net cash provided by operating activities was $425 million, an increase of $136 million versus the prior year period. The increase was primarily the result of a decrease in working capital and tax payments partially offset by a decrease in adjusted operating income. Free Cash Flow1 for the six months ended June 30, 2020 was $392 million, an increase of $163 million versus the prior year period. The increase primarily reflects the increase in net cash provided by operating activities as well as a decrease in capital expenditures.

1. See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

Segment Results
(dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Net Revenues:
National Networks	$495,850	$604,739	(18.0)%	$1,062,789	$1,220,858	(12.9)%
International and Other	160,980	179,526	(10.3)%	331,473	350,615	(5.5)%
Inter-segment eliminations	(10,539)	(11,966)	n/m	(13,596)	(14,953)	n/m
Total Net Revenues	$646,291	$772,299	(16.3)%	$1,380,666	$1,556,520	(11.3)%

Operating Income (Loss):
National Networks	$187,532	$214,198	(12.4)%	$382,756	$465,702	(17.8)%
International and Other	(138,973)	(27,284)	n/m	(158,424)	(41,031)	n/m
Inter-segment eliminations	243	(16,657)	n/m	(2,560)	(9,551)	n/m
Total Operating Income (Loss)	$48,802	$170,257	(71.3)%	$221,772	$415,120	(46.6)%

Adjusted Operating Income (Loss):
National Networks	$209,934	$236,472	(11.2)%	$427,522	$513,159	(16.7)%
International and Other	15,101	11,830	27.7%	22,770	21,772	4.6%
Inter-segment eliminations	243	(16,657)	n/m	(2,560)	(10,246)	n/m
Total Adjusted Operating Income	$225,278	$231,645	(2.7)%	$447,732	$524,685	(14.7)%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, BBC AMERICA, IFC, SundanceTV and WE tv; and AMC Studios, the Company’s television production business.

National Networks revenues for the second quarter 2020 decreased 18.0% to $496 million, operating income decreased 12.4% to $188 million, and adjusted operating income decreased 11.2% to $210 million, all compared to the prior year period.

National Networks revenues for the six months ended June 30, 2020 decreased 12.9% to $1.063 billion, operating income decreased 17.8% to $383 million, and adjusted operating income decreased 16.7% to $428 million, all compared to the prior year period.

Second quarter revenues reflected a 14.6% decrease in advertising revenues to $187 million. The decrease in advertising revenues was primarily related to the impact of the COVID-19 pandemic, which resulted in lower demand, as well as the timing of the airing of original programming. Distribution revenues decreased 19.9% to $308 million. The decrease in distribution revenues was attributable to a decrease in both subscription revenues and content licensing revenues.

Second quarter operating income and adjusted operating income reflected the decrease in revenues partially offset by a decrease in operating expenses. The decrease in operating expenses was primarily attributable to lower programming expenses. Programming expenses included charges of $7 million in the current year period related to the write-off of programming assets, as compared to charges of $10 million in the prior year period. Advertising and marketing expenses also decreased as compared to the prior year period.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; AMC Networks SVOD, the Company’s targeted subscription streaming services, Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel); Levity Entertainment Group, the Company’s

production services and comedy venues business; and IFC Films, the Company’s independent film distribution business.

International and Other revenues for the second quarter of 2020 decreased 10.3% to $161 million, operating loss increased $112 million to a loss of $139 million, and adjusted operating income increased $3 million to $15 million, all compared to the prior year period.

International and Other revenues for the six months ended June 30, 2020 decreased 5.5% to $331 million, operating loss increased $117 million to a loss of $158 million, and adjusted operating income increased $1 million to $23 million, all compared to the prior year period.

Second quarter revenues primarily reflected an increase at AMC Networks SVOD more than offset by a decrease at Levity Entertainment and, to a lesser extent, a decrease at the Company’s international programming networks.

Second quarter operating income and adjusted operating income reflected the decrease in revenues more than offset by a decrease in operating expenses. Operating income also reflected an increase in impairment charges of $130 million related to AMC Networks International.

Other Matters

COVID-19

As previously disclosed, the impact of COVID-19 and measures to prevent its spread are affecting the Company’s businesses in a number of ways. Beginning in mid-March, the Company experienced adverse advertising sales impacts; suspended content production, which has led to delays in the creation and availability of some of its television programming; and temporarily closed its comedy venues. Operationally, nearly all Company employees are working remotely, and the Company has restricted business travel. The Company has evaluated and continues to evaluate the potential impact of the COVID-19 pandemic on its consolidated financial statements. The Company cannot reasonably predict the ultimate impact of the COVID-19 pandemic, including the extent of any adverse impact on its business, results of operations and financial condition, which will depend on, among other things, the duration and spread of the pandemic, the impact of governmental regulations that have been, and may continue to be, imposed in response to the pandemic, the effectiveness of actions taken to contain or mitigate the outbreak, the availability, safety and efficacy of a vaccine, and global economic conditions. The Company believes that the COVID-19 pandemic has had a material impact on its operations. However, the Company does not expect the COVID-19 pandemic and its related economic impact to affect its liquidity position or its ongoing ability to meet the covenants in its debt instruments.

Stock Repurchase Program

As previously disclosed, the Company’s Board of Directors authorized a program to repurchase up to $1.5 billion of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the second quarter, the Company repurchased approximately 688,000 shares for $17 million. As of July 31, 2020, the Company had $386 million available under its stock repurchase authorization.

Impairment Charges

As a result of the continuing impact of the COVID-19 pandemic, management assessed the value of the goodwill and long-lived assets recorded on its balance sheet. As a result of this assessment, the Company recorded impairment charges of $130 million in the second quarter of 2020 related to the AMC Networks International business.

Please see the Company’s Form 10-Q for the period ended June 30, 2020 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, and including the Company’s proportionate share of adjusted operating income (loss) from majority owned equity method investees. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income (Loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to Adjusted Operating Income (Loss), please see page 8 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of net cash provided by operating activities to Free Cash Flow, please see page 9 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of earnings per diluted share to Adjusted EPS, please see pages 10-11 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its second quarter 2020 results. To listen to the call, visit http://www.amcnetworks.com or dial 877-347-9170, using the following passcode: 3287042.

About AMC Networks Inc.

AMC Networks is a global entertainment company known for delivering high-quality content to audiences and a valuable platform to distributors and advertisers. The Company, which operates several of the most recognizable brands in entertainment, manages its business through two operating segments: (i) National Networks, which principally includes AMC, BBC AMERICA, IFC, SundanceTV and WE tv; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, the Company’s international programming business; AMC Networks SVOD, the Company's targeted subscription streaming services, Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel); Levity Entertainment Group, the Company’s production services and comedy venues business; and IFC Films, the Company's independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues, net	$646,291	$772,299	$1,380,666	$1,556,520
Operating expenses:
Technical and operating (excluding depreciation and amortization)	282,503	385,623	626,563	725,771
Selling, general and administrative	155,163	173,364	339,812	345,876
Depreciation and amortization	25,905	25,893	52,635	49,949
Impairment charges	130,411	—	130,411	—
Restructuring and other related charges	3,507	17,162	9,473	19,804
	597,489	602,042	1,158,894	1,141,400
Operating income	48,802	170,257	221,772	415,120
Other income (expense):
Interest expense	(34,301)	(39,716)	(71,865)	(79,361)
Interest income	3,727	4,745	8,282	8,945
Loss on extinguishment of debt	—	—	(2,908)	—
Miscellaneous, net	8,713	(2,697)	(21,226)	(15,482)
	(21,861)	(37,668)	(87,717)	(85,898)
Income from operations before income taxes	26,941	132,589	134,055	329,222
Income tax expense	(9,707)	1,396	(43,295)	(45,080)
Net income including noncontrolling interests	17,234	133,985	90,760	284,142
Net income attributable to noncontrolling interests	(2,273)	(5,242)	(7,132)	(12,002)
Net income attributable to AMC Networks’ stockholders	$14,961	$128,743	$83,628	$272,140

Net income per share attributable to AMC Networks’ stockholders:
Basic	$0.29	$2.28	$1.55	$4.81
Diluted	$0.28	$2.25	$1.54	$4.73

Weighted average common shares:
Basic	52,311	56,590	53,894	56,589
Diluted	52,797	57,335	54,429	57,529

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2020
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$187,532	$(138,973)	$243	$48,802
Share-based compensation expense	12,366	2,869	—	15,235
Depreciation and amortization	8,822	17,083	—	25,905
Impairment charges	—	130,411	—	130,411
Restructuring and other related charges	1,214	2,293	—	3,507
Majority owned equity investees AOI	—	1,418	—	1,418
Adjusted operating income (loss)	$209,934	$15,101	$243	$225,278

	Three Months Ended June 30, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$214,198	$(27,284)	$(16,657)	$170,257
Share-based compensation expense	13,821	2,904	—	16,725
Depreciation and amortization	8,179	17,714	—	25,893
Impairment charges	—	—	—	—
Restructuring and other related charges	274	16,888	—	17,162
Majority owned equity investees AOI	—	1,608	—	1,608
Adjusted operating income (loss)	$236,472	$11,830	$(16,657)	$231,645

	Six Months Ended June 30, 2020
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$382,756	$(158,424)	$(2,560)	$221,772
Share-based compensation expense	24,832	5,915	—	30,747
Depreciation and amortization	17,211	35,424	—	52,635
Impairment charges	—	130,411	—	130,411
Restructuring and other related charges	2,723	6,750	—	9,473
Majority owned equity investees AOI	—	2,694	—	2,694
Adjusted operating income (loss)	$427,522	$22,770	$(2,560)	$447,732

	Six Months Ended June 30, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$465,702	$(41,031)	$(9,551)	$415,120
Share-based compensation expense	30,090	6,534	—	36,624
Depreciation and amortization	16,791	33,158	—	49,949
Impairment charges	—	—	—	—
Restructuring and other related charges	576	19,923	(695)	19,804
Majority owned equity investees AOI	—	3,188	—	3,188
Adjusted operating income (loss)	$513,159	$21,772	$(10,246)	$524,685

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	June 30, 2020
Cash and cash equivalents	$889,887

Credit facility debt (a)	$712,500
Senior notes (a)	2,200,000
Other debt	6,000
Total debt	$2,918,500

Net debt	$2,028,613

Finance leases	32,532
Net debt and finance leases	$2,061,145

Twelve Months Ended June 30, 2020
Operating Income (GAAP)	$431,929
Share-based compensation expense	58,256
Depreciation and amortization	103,784
Impairment charges	237,014
Restructuring and other related charges	30,583
Majority owned equity investees	5,471
Adjusted Operating Income (Non-GAAP)	$867,037

Leverage ratio (b)	2.4 x

(a)Represents the aggregate principal amount of the debt.
(b)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended June 30, 2020. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned.

Free Cash Flow	Six Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$424,912	$288,937
Less: capital expenditures	(22,172)	(49,463)
Less: distributions to noncontrolling interests	(10,607)	(10,129)
Free cash flow	$392,133	$229,345

Adjusted Earnings Per Diluted Share
	Three Months Ended June 30, 2020
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$26,941	$(9,707)	$(2,273)	$14,961	$0.28
Adjustments:
Amortization of acquisition-related intangible assets	10,962	(1,855)	(3,027)	6,080	0.12
Impairment charges	130,411	(27,984)	—	102,427	1.94
Restructuring and other related charges	3,507	(799)	13	2,721	0.05
Loss on extinguishment of debt	—	—	—	—	—
Adjusted Results (Non-GAAP)	$171,821	$(40,345)	$(5,287)	$126,189	$2.39

	Three Months Ended June 30, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$132,589	$1,396	$(5,242)	$128,743	$2.25
Adjustments:
Amortization of acquisition-related intangible assets	12,037	(1,983)	(3,027)	7,027	0.12
Impairment charges	—	—	—	—	—
Restructuring and other related charges	17,162	(3,902)	(18)	13,242	0.23
Loss on extinguishment of debt	—	—	—	—	—
Adjusted Results (Non-GAAP)	$161,788	$(4,489)	$(8,287)	$149,012	$ 2.60

	Six Months Ended June 30, 2020
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$134,055	$(43,295)	$(7,132)	$83,628	$1.54
Adjustments:
Amortization of acquisition-related intangible assets	23,094	(3,949)	(6,054)	13,091	0.24
Impairment charges	130,411	(27,984)	—	102,427	1.88
Restructuring and other related charges	9,473	(2,298)	13	7,188	0.13
Loss on extinguishment of debt	2,908	(733)	—	2,175	0.04
Adjusted Results (Non-GAAP)	$299,941	$(78,259)	$(13,173)	$208,509	$3.83

	Six Months Ended June 30, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$329,222	$(45,080)	$(12,002)	$272,140	$4.73
Adjustments:
Amortization of acquisition-related intangible assets	22,292	(3,844)	(4,534)	13,914	0.24
Impairment charges	—	—	—	—	—
Restructuring and other related charges	19,804	(4,301)	(96)	15,407	0.27
Loss on extinguishment of debt	—	—	—	—	—
Adjusted Results (Non-GAAP)	$371,318	$(53,225)	$(16,632)	$301,461	$5.24